Exhibit 99.1

Contact: Jerald L. Shaw, President and Chief Executive Officer Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS FOURTH QUARTER AND FISCAL 2016 EARNINGS

Lacey, WA (July 27, 2016) - Anchor Bancorp (NASDAQ - ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported net income of $335,000 or $0.14 per diluted share, for the fourth quarter of its fiscal year ended June 30, 2016 compared to net income of $624,000 or $0.25 per diluted share for the same period last year.  For the fiscal year ended June 30, 2016 the Company reported net income of $495,000 or $0.20 per diluted share, compared to net income of $9.8 million or $3.97 per diluted share for the fiscal year ended June 30, 2015, which included an $8.3 million tax benefit related to the reversal of the valuation allowance on deferred tax assets ("DTA").

"I am pleased with our continued loan growth, which exceeded our growth goals for the quarter and the year.  Our loan growth was achieved through internal loan originations augmented by loan purchases, and is well diversified in both loan types as well as geographic locations in Washington State as we expanded our lending in King and Pierce Counties, Washington.  Although our noninterest expenses were elevated for the quarter and the year, the increase was primarily related to equity awards under the plan approved during our annual shareholder meeting in October 2015.  Our stock-based expenses decreased throughout the year and will continue to decrease in the upcoming year.  I am pleased to note that we maintained our net interest margin at 4.12% for the year despite the continuing low interest rate environment as we increased higher yielding non-residential loans and noninterest bearing deposits as well as reduced the cost of our borrowings," stated Jerald L. Shaw, the Company's President and Chief Executive Officer.

Fiscal Fourth Quarter Highlights

•	Loan receivable, net, increased $20.8 million or 6.4% during the fourth quarter and $63.9 million, or 22.5%, to $347.4 million at June 30, 2016 from $283.4 million at June 30, 2015;
•	Total classified loans decreased $909,000, or 24.7%, to $2.8 million at June 30, 2016 from $3.7 million at June 30, 2015 and decreased $420,000, or 13.2%, to $3.2 million at March 31, 2016;
•	Nonperforming loans decreased $633,000, or 24.3%, to $2.0 million at June 30, 2016 from $2.6 million at March 31, 2016;
•	Our allowance for loan losses to nonperforming loans increased to 191.6% at June 30, 2016 from 152.6% at March 31, 2016, and 185.0% at June 30, 2015;
•	Net interest margin ("NIM") increased four basis points during the fourth quarter and remained unchanged at 4.14% for both the quarters ended June 30, 2016 and 2015; and
•
We repurchased 77,500 shares of our common stock during the quarter, all of the shares authorized under the      share repurchase plan approved by the Board of Directors in March 2016, at an average price of $23.99 per share. During the year ended June 30, 2016, we repurchased a total of 127,500 shares at an average price of $23.17 per share.

Credit Quality

Total delinquent loans (past due 30 days or more), decreased $333,000, or 9.2%, to $3.3 million at June 30, 2016 from $3.6 million at June 30, 2015. The percentage of nonperforming loans, consisting solely of nonaccrual loans, to total loans decreased to 0.6% at June 30, 2016 from 0.7% at June 30, 2015.  The Company recorded a $175,000 provision for loan losses for the quarter ended June 30, 2016 compared to no provision for the quarter ended June 30, 2015 as a result of increases in our loan portfolio.  The allowance for loan losses of $3.8 million at June 30, 2016 represented 1.1% of loans receivable and 191.6% of nonperforming loans. This compares to an allowance for loan losses of $3.7 million at June 30, 2015, representing 1.3% of loans receivable and 185.0% of nonperforming loans.

Anchor Bancorp
July 27, 2016

Nonperforming loans decreased by $633,000 to $2.0 million at June 30, 2016 from $2.6 million at March 31, 2016 and $2.0 million at June 30, 2015.  Nonperforming loans consisted of the following at the dates indicated:

	June 30, 2016	March 31, 2016	June 30, 2015

	(In thousands)
Real estate:
One-to-four family	$1,539	$1,903	$1,263
Commercial	319	543	—
Total real estate	1,858	2,446	1,263
Consumer:
Home equity	16	16	—
Credit cards	—	15	6
Other	1	29	31
Total consumer	17	60	37
Business:
Commercial business	97	99	711
Total	$1,972	$2,605	$2,011

We restructure our delinquent loans, when appropriate, so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of June 30, 2016, March 31, 2016 and June 30, 2015 there were 37, 38 and 39 loans, respectively, with aggregate net principal balances of $8.8 million, $9.0 million and $9.8 million, respectively, classified as “troubled debt restructurings,” of which, $884,000, $980,000 and $902,000, respectively, were included in the nonperforming loans above.

As of June 30, 2016, the Company had six real estate owned ("REO") properties with an aggregate book value of $373,000, compared to six REO properties last quarter, with an aggregate book value of $468,000 at March 31, 2016 and had eight REO properties with an aggregate book value of $797,000 at June 30, 2015.  The decrease in number of properties during the year ended June 30, 2016 was primarily attributable to ongoing sales of residential properties and the sale of three lots with a net book value of $878,000.  During the quarter ended June 30, 2016, the Company sold one residential real estate property for $172,500 with a gain on sale of $1,000 and one residential real estate property became an REO with a net book value of $124,000.  During the quarter ended June 30, 2016 the Company had one REO impairment of $31,000 for a  residential real estate property.   At June 30, 2016, the largest of the REO properties was a residential real estate property with an aggregate book value of $124,000 located in Grays Harbor County, Washington.

Capital

As of June 30, 2016, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital (CET1), Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of  13.5%, 14.7%, 14.7% and 15.7%, respectively.  As of June 30, 2015, these ratios were 14.3%, 16.2%, 16.2%, and 17.4%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 14.4%, 15.7%, 15.7%, and 16.6% as of June 30, 2016.  As of June 30, 2015, these ratios were 16.6%, 19.0%, 19.0%, and 20.1%, respectively.

Balance Sheet Review

Total assets increased by $52.3 million, or 13.8%, to $431.5 million at June 30, 2016 from $379.2 million at June 30, 2015. Federal Home Loan Bank ("FHLB") stock increased $2.1 million, or 246.9%, to $3.0 million as required to support our increase in FHLB advances which primarily funded our loan growth.  Cash and cash equivalents decreased $6.1 million, or 42.4%, to $8.3 million at June 30, 2016 from $14.5 million at June 30, 2015. Securities available-for-sale and held-to-maturity decreased during the year by $5.9 million, or 20.0%, and $1.3 million, or 17.4%, respectively. The decreases in these portfolios were primarily the result of contractual principal repayments.

Anchor Bancorp
July 27, 2016

Loans receivable, net, increased $63.9 million, or 22.5%, to $347.4 million at June 30, 2016 from $283.4 million at June 30, 2015 as a result $141.4 million of new loan production and the purchase of $22.8 million of loans.  For the quarter ended June 30, 2016, loans receivable, net increased $20.8 million, or 6.4%, primarily due to increases in commercial real estate, construction and commercial business loans.  During the year ended June 30, 2016, commercial real estate loans increased $21.2 million, or 16.5%, to $149.5 million at June 30, 2016 from $128.3 million at June 30, 2015.  Commercial business loans increased $17.9 million, or 94.1%, to $36.9 million at June 30, 2016 from $19.0 million at June 30, 2015. The increase was primarily due to two commercial lines of credit. The first is secured by assignments of promissory notes by the underlying deeds of trust located in Washington, Oregon and Utah.  The second are also promissory notes of deed of trust on construction loans located in King County.  Multi-family loans increased $10.5 million, or 24.3%, to $53.7 million at June 30, 2016 from $43.2 million at June 30, 2015, primarily due to the purchase of $22.8 million in multi-family loans, partially offset by the reclassification of $14.4 million of multi-family loans to one-to-four family loans.  The loan purchase consisted of 12 multi-family projects in King and Pierce Counties.  All properties met our underwriting standards and each property was independently visited and re-underwritten. Construction loans increased $10.1 million, or 85.8%, to $21.8 million at June 30, 2016 from $11.7 million at June 30, 2015. One-to-four family loans increased $3.3 million or 5.7%, to $61.2 million at June 30, 2016 from $57.9 million at June 30, 2015, due primarily to the reclassification discussed above. Land loans increased $2.8 million, or 68.1%, to $6.8 million at June 30, 2016 from $4.1 million at June 30, 2015.  Consumer loans decreased $1.8 million, or 7.6%, to $22.1 million at June 30, 2016 from $23.9 million at June 30, 2015.

Loans receivable consisted of the following at the dates indicated:

	June 30, 2016	March 31, 2016	June 30, 2015
	(In thousands)
Real estate:
One-to-four family	$61,230	$62,716	$57,944
Multi-family	53,742	57,169	43,249
Commercial	149,527	139,462	128,306
Construction	21,793	14,870	11,731
Land loans	6,839	6,086	4,069
Total real estate	293,131	280,303	245,299

Consumer:
Home equity	16,599	16,469	17,604
Credit cards	2,969	2,976	3,289
Automobile	597	538	686
Other consumer	1,933	2,109	2,347
Total consumer	22,098	22,092	23,926

Business:
Commercial business	36,848	29,460	18,987

Total Loans	352,077	331,855	288,212

Less:
Deferred loan fees and loan premiums, net	947	1,319	1,047
Allowance for loan losses	3,779	3,974	3,721

Loans receivable, net	$347,351	$326,562	$283,444

Anchor Bancorp
July 27, 2016

Total liabilities increased $52.8 million between June 30, 2016 and June 30, 2015, primarily as the result of a $52.0 million  increase in FHLB advances utilized to fund loan growth and a $1.1 million increase in deposits.

Deposits consisted of the following at the dates indicated:

	June 30, 2016		March 31, 2016		June 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$50,781	16.9%	$51,970	17.2%	$44,719	15.0%
Interest-bearing demand deposits	27,419	9.1	26,138	8.6	22,448	7.5
Money market accounts	59,270	19.7	59,759	19.7	63,916	21.3
Savings deposits	44,986	15.0	45,467	15.0	42,399	14.1
Certificates of deposit	118,438	39.4	119,822	39.5	126,330	42.1
Total deposits	$300,894	100.0%	$303,156	100.0%	$299,812	100.0%

Total stockholders' equity decreased $527,000, or 0.8%, to $63.2 million at June 30, 2016 from $63.7 million at June 30, 2015 primarily due to stock repurchases of $3.0 million. During the year we repurchased 127,500 shares of common stock at an average price of $23.17 per share.  This decrease was partially offset by $1.6 million of stock-based compensation under the Anchor Bancorp 2015 Equity Incentive Plan approved by shareholders on October 21, 2015 (the "Plan") and net income of $495,000.  Accumulated other comprehensive loss decreased $162,000 to $549,000 as a result of unrealized valuation changes on investments available-for-sale.

Operating Results

Net interest income. Net interest income before the provision for loan losses increased $454,000, or 13.0%, to $3.9 million for the quarter ended June 30, 2016 from $3.5 million for the quarter ended June 30, 2015.  For the year ended June 30, 2016, net interest income before the provision for loan losses increased $884,000, or 6.4%, to $14.7 million from $13.8 million for fiscal 2015.  For both periods the increase was due primarily to an increase in average loans receivable.  Average loans receivable, net, for the quarter ended June 30, 2016 increased $59.2 million, or 20.8%, to $343.5 million from $284.3 million for the quarter ended June 30, 2015.  For the year ended June 30, 2016, average loans receivable, net, increased $27.9 million, or 9.9%, to $310.7 million from $282.8 million for the year ended June 30, 2015.

The Company's net interest margin remained the same at 4.14% for both fourth quarters ended June 30, 2016 and 2015.  The yield on mortgage-backed securities decreased slightly to 2.03% from 2.06% for the same period in the prior year. The average yield on interest-earning assets decreased seven basis points to 4.91% from 4.98% for the quarters ended June 30, 2016 and 2015.  The average cost of interest-bearing liabilities decreased nine basis points to 0.97% for the fourth quarter ended June 30, 2016 compared to 1.06% for the same period in the prior year.  For the year ended June 30, 2016, the Company's net interest margin increased seven basis points to 4.12% compared to 4.05% for the year ended June 30, 2015.  The improvement in our net interest margin compared to the same period last year reflects a significant reduction in the weighted average cost of FHLB advances to 0.94% for the year ended June 30, 2016 compared to 2.65% for the year ended June 30, 2015 and the increase in average loans receivable during the year. The average yield on interest-earning assets decreased five basis points to 4.91% for the year ended June 30, 2016 compared to 4.96% for the same period in the prior year. The average cost of interest-bearing liabilities decreased 12 basis points to 1.01% for the year ended June 30, 2016 compared to 1.13% for the same period of the prior year reflecting the decline in the cost of FHLB advances and the low interest rate environment that persisted throughout the year.

Provision for loan losses. In connection with its analysis of the loan portfolio at June 30, 2016, management determined that a $175,000 provision for loan losses was required for the quarter compared to no provision for the same period in the prior year.  There was a $340,000 provision for loan losses for the year ended June 30, 2016 and no provision for loan losses was recorded during the last year.  The provision for loan losses during the quarter and year ended June 30, 2016,  primarily reflects loan growth.

Anchor Bancorp
July 27, 2016

Noninterest income. Noninterest income decreased $606,000, or 36.6%, to $1.0 million for the quarter ended June 30, 2016 compared to $1.7 million for the same quarter a year ago. The decrease in noninterest income was primarily attributable to the $485,000, or 79.2%, decrease in income from bank owned life insurance in the quarter ended June 30, 2016 to $127,000 compared to $612,000 for the same quarter a year ago primarily due to the receipt in the same period last year of $479,000 related to a former Anchor Bank executive's insurance death benefit.  In addition, other income decreased $175,000, or 49.0%, to $182,000 in the same period in 2015 primarily due to decreases in prepayment charges on commercial real estate loans.  The decrease was partially offset by an increase of $28,000, or 17.3%, to $190,000 for other loan fees as compared to the same quarter a year ago.  Noninterest income decreased $298,000, or 6.6%, to $4.2 million during the year ended June 30, 2016 compared to $4.5 million for the same period in 2015 primarily for the same reasons discussed above for the quarter.

Noninterest expense. Noninterest expense decreased $147,000, or 3.2%, to $4.5 million for the quarter ended June 30, 2016 from $4.6 million for the quarter ended June 30, 2015 primarily due to the decline in loss on sale of property, premises and equipment. During the fourth quarter of 2015 we recorded a $758,000 loss on sale of premises due to the sale of our Aberdeen Loan Center.  Compensation and benefits expense increased $364,000, or 18.0%, to $2.4 million primarily due to $526,000 of stock based compensation awarded under the Plan during the quarter ended June 30, 2016.  In addition, REO impairment expense totaled $31,000 during the quarter ended June 30, 2016, as compared to a recovery of $118,000 recorded in the same period last year.  Noninterest expense increased $1.2 million, or 7.2%, for the year ended June 30, 2016 to $18.0 million from $16.8 million for the year ended June 30, 2015.  The increase was primarily due to compensation and benefits expense increasing $1.7 million, or 21.3%, from $8.0 million at June 30, 2015 to $9.7 million for the year ended June 30, 2016.  The increase in compensation and benefits expense was primarily due to $1.8 million of stock based compensation awarded under the Plan.  General and administrative expenses increased $512,000 to $3.2 million for the year ended June 30, 2016 compared to $2.7 million for prior year primarily due to $391,000 in proxy contest expenses. Partially offsetting these increases was a decrease in loss on sale of property, premises and equipment of $816,000 from $820,000 in the previous year to $4,000 in the year ended June 30, 2016 related to the sale of the Aberdeen Loan Center during fiscal 2015.  In addition, REO holding costs decreased $204,000, or 76.4%, from $267,000 to $63,000 as compared to the same period in 2015, reflecting the REO portfolio containing more residential REO properties instead of commercial real estate REO properties which historically incur higher REO holding costs.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 10 full-service banking offices (including one Wal-Mart in-store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, and one loan production office located in King County, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and

Anchor Bancorp
July 27, 2016

other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Anchor Bancorp
July 27, 2016

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands), (unaudited)	June 30, 2016	March 31, 2016	June 30, 2015
ASSETS
Cash and cash equivalents	$8,320	$17,641	$14,450
Securities available-for-sale, at fair value	23,665	24,899	29,565
Securities held-to-maturity, at amortized cost	6,291	6,523	7,617
Loans held for sale	1,864	885	505
Loans receivable, net of allowance for loan losses of $3,779, $3,974 and $3,721	347,351	326,562	283,444
Life insurance investment, net of surrender charges	19,515	19,389	19,001
Accrued interest receivable	1,182	1,080	1,069
Real estate owned, net	373	468	797
Federal Home Loan Bank (FHLB) stock, at cost	2,959	2,299	853
Property, premises and equipment, net	10,001	10,058	10,370
Deferred tax asset, net	8,870	8,889	8,867
Prepaid expenses and other assets	1,113	1,309	2,692
Total assets	$431,504	$420,002	$379,230
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$50,781	$51,970	$44,719
Interest-bearing	250,113	251,186	255,093
Total deposits	300,894	303,156	299,812

FHLB advances	62,000	45,500	10,000
Advance payments by borrowers for taxes and insurance	1,114	1,029	1,002
Supplemental Executive Retirement Plan liability	1,691	1,180	1,814
Accounts payable and other liabilities	2,609	5,036	2,879
Total liabilities	368,308	355,901	315,507

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—	—
Common stock, $0.01 par value per share, authorized 45,000,000 shares; 2,550,000 shares issued and 2,515,803 outstanding at June 30, 2016, 2,593,303 shares issued and 2,458,486 outstanding at March 31, 2016, and 2,550,000 shares issued and 2,480,865 outstanding at June 30, 2015, respectively	25	26	25
Additional paid-in capital	22,157	23,460	23,404
Retained earnings	42,235	41,899	41,741
Unearned Employee Stock Ownership Plan (ESOP) shares	(672)	(684)	(736)
Accumulated other comprehensive loss, net of tax	(549)	(600)	(711)
Total stockholders’ equity	63,196	64,101	63,723
Total liabilities and stockholders’ equity	$431,504	$420,002	$379,230

Anchor Bancorp
July 27, 2016

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended June 30,		Year Ended June 30,
	2016	2015	2016	2015
Interest income:
Loans receivable, including fees	$4,506	$3,987	$16,779	$16,006
Securities	17	15	69	57
Mortgage-backed securities	155	195	676	823
Total interest income	4,678	4,197	17,524	16,886
Interest expense:
Deposits	618	677	2,587	2,730
FHLB advances	115	29	243	346
Total interest expense	733	706	2,830	3,076
Net interest income before provision for loan losses	3,945	3,491	14,694	13,810
Provision for loan losses	175	—	340	—
Net interest income after provision for loan losses	3,770	3,491	14,354	13,810
Noninterest income:
Deposit service fees	328	335	1,347	1,381
Other deposit fees	191	184	721	735
Gain on sale of investments	—	—	—	47
Other loan fees	190	162	707	588
Gain (loss) on sale of loans	31	5	158	(15)
Bank owned life insurance	127	133	514	540
Gain on death benefit of life insurance investment, net	—	479	26	479
Other income	182	357	732	748
Total noninterest income	1,049	1,655	4,205	4,503
Noninterest expense:
Compensation and benefits	2,389	2,025	9,708	8,003
General and administrative expenses	712	632	3,175	2,663
Real estate owned impairment (recoveries), net	31	(118)	83	32
Real estate owned holding costs	19	20	63	267
Federal Deposit Insurance Corporation insurance premiums	66	31	264	342
Information technology	467	438	1,760	1,739
Occupancy and equipment	480	513	1,875	1,944
Deposit services	143	99	477	570
Marketing	184	254	674	710
Loss on sale of property, premises and equipment	1	758	4	820
Gain on sale of real estate owned	(1)	(14)	(58)	(283)
Total noninterest expense	4,491	4,638	18,025	16,807
Income before provision for income taxes	328	508	534	1,506
(Benefit) provision for income taxes	(7)	(116)	39	(8,321)
Net income	$335	$624	$495	$9,827
Basic earnings per share	$0.14	$0.25	$0.20	$3.97
Diluted earnings per share	$0.14	$0.25	$0.20	$3.97

Anchor Bancorp
July 27, 2016

	As of or For the Quarter Ended (unaudited)
	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.32%	0.10%	(0.31)%	0.67%
Return on average equity (2)	2.31	0.70	(2.01)	4.82
Average equity-to-average assets (3)	14.07	14.56	15.17	13.96
Interest rate spread(4)	3.94	3.90	3.86	3.92
Net interest margin (5)	4.14	4.10	4.08	4.14
Efficiency ratio (6)	89.9	95.8	107.1	90.1
Average interest-earning assets to average interest-bearing liabilities	126.0	126.3	126.8	126.3
Other operating expenses as a percent of average total assets	4.4%	4.5%	5.3%	5.0%
Book value per common share	$25.12	$26.07	$25.86	$25.69
Tangible book value per common share (7)	$25.04	$25.98	$25.76	$25.59

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	13.5%	13.8%	14.3%	14.3%
Common equity Tier 1 capital	14.7	15.4	16.0	16.2
Tier 1 risk-based	14.7	15.4	16.0	16.2
Total risk-based	15.7	16.5	17.2	17.4

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	0.6%	0.8%	0.9%	0.7%
Allowance for loan losses as a percent of total loans	1.1	1.2	1.2	1.3
Allowance as a percent of total nonperforming loans	191.6	152.6	143.2	185.0
Nonperforming assets as a percent of total assets	0.6	0.7	0.8	0.7
Net charge-offs (recoveries) to average outstanding loans	0.11%	(0.01)%	(0.04)%	0.03%
Classified loans	$2,773	$3,193	$3,321	$3,682
_____________________
(1)	Net income (loss) divided by average total assets, annualized.
(2)	Net income (loss) divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.
(7)
Tangible book value per common share excludes intangible assets. Tangible assets excludes intangible assets. This ratio represents a non-GAAP financial measure. See also Non-GAAP Financial Measures reconciliation tables below.

Anchor Bancorp
July 27, 2016

Non-GAAP Financial Measures:
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. We calculate tangible common equity by excluding intangible assets from stockholders’ equity. We calculate tangible book value per share by dividing tangible common equity by the number of common shares outstanding.  We calculate tangible common equity by excluding intangible assets from stockholders' equity. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures is presented below.

	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
	(In thousands)

Stockholders' equity	$63,196	$64,101	$63,285	$63,723
Less: intangible assets	206	218	242	235
Tangible common stockholders' equity	$62,990	$63,883	$63,043	$63,488

Total assets	$431,504	$420,002	$399,421	$379,230
Less: intangible assets	206	218	242	235
Tangible assets	$431,298	$419,784	$399,179	$378,995

Tangible common stockholders' equity	$62,990	$63,883	$63,043	$63,488
Common shares outstanding at end of period	2,515,803	2,458,486	2,447,314	2,480,865
Common stockholders' equity (book value) per share (GAAP)	$25.12	$26.07	$25.86	$25.69
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$25.04	$25.98	$25.76	$25.59